

Shining Through

Jacksonville Bancorp Inc.

Interim Report 2008

TO OUR SHAREHOLDERS AND FRIENDS

We are pleased to provide you with this overview of the results for the nine-month period ending September 30, 2008 compared to the same nine-month period in the prior year.

By any standard, this has been an eventful and challenging year thus far for the banking industry. The sub-prime mortgage lending headlines that have plagued the markets and financial sector for several quarters have pressured bank earnings across the country and Florida in particular. Many banks have had to curb growth to preserve capital during these turbulent economic times.

We are pleased to report that despite the economic downturn, Jacksonville Bancorp, Inc. continues to grow responsibly and in a safe manner. Our Company grew $48.9 million from September 30, 2007, or approximately $1 million per week. Our capital position remains one of the Company's strengths, as we have $6.9 million in excess capital above regulatory "well-capitalized" levels. This allows us to take advantage of many opportunities, both internally and externally, that others simply cannot.

Deposit growth remains strong. Non-interest bearing accounts have increased 29% from the prior year (from $34.6 million to $44.7 million) and now make up approximately 13% of total deposits.

Credit quality remains a primary focus as well. Our non-performing assets improved by $1.0 million to 1.8% of assets between the second and third quarters of 2008. Our loan portfolio has fewer residential mortgages and construction loans than that of our peers. We believe our non-residential and non-speculative lending strategy will continue to serve us well in the days ahead.

We thank you for your continued support and confidence in us to weather this tough economy.

Sincerely,

Donald E. Roller
Chairman of the Board

Gilbert J. Pomar, III
President & CEO

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	September 30, 2008	2007
ASSETS		
Cash and due from banks	$ 6,744	$ 4,987
Federal funds sold	1,002	105
Securities available for sale	28,924	29,913
Securities held to maturity	50	50
Loans, net of allowance for loan losses	376,344	333,677
Premises and equipment, net	4,046	4,424
Bank-owned life insurance (BOLI)	8,696	4,967
Federal Home Loan Bank stock, at cost	2,591	2,883
Accrued interest receivable	2,091	2,175
Other assets	2,684	1,110
Total Assets	$433,172	$384,291
LIABILITIES		
Deposits		
Noninterest-bearing demand deposits	$ 44,656	$ 34,620
Money market, NOW and savings deposits	86,035	130,472
Time deposits	220,125	134,414
Total Deposits	350,816	299,506
Federal funds purchased	—	48
FHLB advances	40,300	51,050
Subordinated debt	14,550	7,000
Other liabilities	1,055	1,230
Total Liabilities	$406,721	$358,834
SHAREHOLDERS' EQUITY		
Common stock	$ 17	$ 17
Additional paid-in capital	18,537	18,445
Retained earnings	8,145	7,253
Treasury Stock, shares	(2)	(40)
Accumulated other comprehensive income (loss)	(246)	(218)
Total Shareholders' Equity	$ 26,451	$ 25,457
Total Liabilities and Shareholders' Equity	$433,172	$384,291

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands)	Quarter Ended September 30, 2008	Quarter Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Interest Income	$6,457	$7,134	$19,459	$19,789
Interest Expense	3,409	3,931	10,259	10,665
Net Interest Income	3,048	3,203	9,200	9,124
Provision for Loan Losses	665	32	2,783	480
Noninterest Income	300	284	812	861
Noninterest Expense	2,339	2,288	7,477	6,344
Income Tax Expense (Benefit)	77	386	(212)	1,143
Net Income (Loss)	$ 267	$ 781	$ (36)	$ 2,018
Diluted Earnings Per Share	$ 0.15	$ 0.43	$ (0.02)	$ 1.11

FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)	As of and for the Nine Months Ended September 30, 2008	As of and for the Nine Months Ended September 30, 2007
Loans	$380,681	$336,737
Allowance for Loan Losses	4,337	3,060
Deposits	350,816	299,506
Total Assets	433,172	384,291
Shareholders' Equity	26,451	25,457
Net Income (Loss)	(36)	2,018
Shares Outstanding—End of Period	1,748,631	1,746,331
Book Value per Share	15.13	14.56
Diluted Weighted Average Shares Outstanding	1,748,183	1,819,637
Diluted Earnings Per Share	(0.02)	1.11

QUARTERLY COMPARISON

($ in thousands, except per share data)	As of Quarter Ended 3Q 2008	2Q 2008	1Q 2008	4Q 2007	3Q 2007
Net Income	$ 267	$ (840)	$ 537	$ 940	$ 781
Diluted Earnings Per Share	0.15	(0.48)	0.30	0.52	0.43
Assets	433,172	424,237	409,827	391,962	384,291
Deposits	350,816	332,848	338,174	288,893	299,506
Loans, Net of Allowance for Loan Losses	376,344	370,094	356,278	339,265	333,677
Shareholders' Equity	26,451	26,242	27,304	26,629	25,457
Shareholders' Equity/Assets	6.11%	6.19%	6.66%	6.79%	6.62%
Book Value Per Share	15.13	15.01	15.62	15.23	14.56
Shares Outstanding at end of period	1,748,631	1,747,925	1,747,947	1,746,331	1,746,565
Diluted Shares Outstanding—Average	1,777,292	1,748,350	1,805,568	1,807,570	1,815,584

COMPANY INFORMATION

Board of Directors

Donald E. Roller
Chairman of the Board
Jacksonville Bancorp, Inc.

Price W. Schwenck
Chairman of the Board
The Jacksonville Bank

Melvin Gottlieb
CEO, Martin Gottlieb & Associates, LLC

James M. Healey
Partner, House & Home Investments, Inc.

John C. Kowkabany
Real Estate Investor & Consultant

R.C. Mills
Retired

Gilbert J. Pomar, III
President & CEO
Jacksonville Bancorp, Inc. and
The Jacksonville Bank

John W. Rose
Principal, CapGen Financial Advisors

John R. Schultz
Vice President, Schultz Investments, Inc.

Charles F. Spencer
President, INOC LLC and
Cottage Street Land Trust, Inc.

Gary L. Winfield, M.D.
Medical Director, Memorial Hospital

Executive Officers

Gilbert J. Pomar, III
President and CEO
Jacksonville Bancorp, Inc. and
The Jacksonville Bank

Scott M. Hall
EVP and CLO
Jacksonville Bancorp, Inc. and
The Jacksonville Bank

Valerie A. Kendall
EVP and CFO
Jacksonville Bancorp, Inc. and
The Jacksonville Bank

Committee Chairmen

R.C. Mills
Corporate Governance Committee
Jacksonville Bancorp, Inc.

Donald E. Roller
Executive Committee
Jacksonville Bancorp, Inc.

John W. Rose
Audit Committee
Jacksonville Bancorp, Inc.

John R. Schultz
Loan Committee
The Jacksonville Bank

Price W. Schwenck
Asset/Liability Management Committee
The Jacksonville Bank and
Organization/Compensation Committee
Jacksonville Bancorp, Inc.

Transfer Agent & Registrar

Inquiries regarding stock transfers, lost certificates or changes in name and/or address should be directed to the stock and transfer agent:

Computershare Investor Services, LLC
730 Peachtree Street
Suite 840
Atlanta, GA 30308
1.800.568.3476
www.computershare.com

Form 10-K

Copies of the Company's Annual Report on Form 10-K are available by visiting our web site at www.jaxbank.com.

Independent Auditors

Crowe Horwath LLP
6750 North Andrews Avenue
Suite 200
Fort Lauderdale, FL 33309

Counsel

McGuireWoods LLP
50 North Laura Street
Suite 3300
Jacksonville, FL 32202

Web Site

www.jaxbank.com

Ticker Symbol

NASDAQ: JAXB

BANK LOCATIONS

Corporate Headquarters
100 North Laura Street
Suite 1000
Jacksonville, Florida 32202
904.421.3040

Intracoastal West
12740-200 Atlantic Blvd.
Jacksonville, Florida 32225
904.220.3001

Mandarin
10325 San Jose Boulevard
Jacksonville, Florida 32257
904.288.8933

Ortega
4343 Roosevelt Boulevard
Jacksonville, Florida 32210
904.899.0400

Gate Parkway
7880 Gate Parkway
Suite 101
Jacksonville, Florida 32256
904.899.0420


Mandarin Branch


Intracoastal West Branch


Gate Parkway Branch


Ortega Branch


Corporate Headquarters

Jacksonville Bancorp Inc.

100 North Laura Street, Suite 1000
Jacksonville, FL 32202
904.421.3040 (B)
904.421.3078 (F)

www.jaxbank.com
Member FDIC